Exhibit 99.2

Islet Sciences, Inc. Confirms Issuance of U.S. Patent for using SGLT2 inhibitors to treat NASH/NAFLD

RALEIGH, North Carolina, March 5, 2015 - Islet Sciences, Inc. (OTCQB: ISLT), a biopharmaceutical company developing new medicines and technologies for the treatment of metabolic disease, announced today a Notice of Claims Allowance for the U.S. Patent Application   No. 12/511,654 entitled “Progression inhibitor for disease attributed to abnormal accumulation of liver fat” (Patent number: US8,951,976). This patent provides for the pharmaceutical compositions which comprise as an active ingredient a sodium/glucose co-transporter 2 inhibitors including remogliflozin etabonate as highly suitable as an agent for the inhibition of progression of non-alcoholic fatty liver disease (NAFLD), non-alcoholic steatohepatitis (NASH), hypernutritive fatty liver, alcoholic fatty liver disease, diabetic fatty liver or acute fatty liver of pregnancy.

On March 3, 2015, Islet Sciences, Inc. (“Islet”) entered into an exclusive license agreement with Brighthaven Ventures, L.L.C. for rights to develop and commercialize a novel SGLT2 inhibitor, remogliflozin etabonate, in the licensed territory.  This US patent is an integral part of the patent portfolio licensed in the agreement. The exclusive license will only become effective upon Islet raising a minimum of $10 million and paying BHV the upfront fee by May 31, 2015.

“This U.S. patent adds significant value to the development of remogliflozin etabonate as a NASH/NAFLD drug,” said James Green, CEO of Islet Sciences. “We are pleased to announce this significant milestone which clearly strengthens the patent estate around the remogliflozin program.”

About Remogliflozin
Remogliflozin is a selective SGLT2 inhibitor in phase 2b clinical development for type 2 diabetes and NASH. Remogliflozin has been dosed in over 800 people in more than twenty clinical trials. In twelve-week phase 2b clinical studies, remogliflozin demonstrated HbA1c lowering greater than 1% with no significant adverse events and low incidence rates of genitourinary infections and little or no increases in LDLc, a common side effect associated with SGLT2 inhibitors. Remogliflozin also demonstrated strong postprandial glucose disposal and improvements in both insulin sensitivity and beta cell function. In patients with impaired renal function, remogliflozin showed little plasma accumulation relative to patients with normal renal function and, therefore, no dose adjustment is expected for this large (>35%) segment of the diabetic population. The review by a central IRB and the U.S. Food and Drug Administration of the protocol for a phase 2b clinical study of remogliflozin was conducted in late 2014. Clinical site selection is underway with initial dosing expected to commence Q2 of 2015. The study is designed as a 12-week double blind, placebo controlled, and dose-ranging study of remogliflozin in type 2 diabetics. A phase 2b clinical study for NASH is anticipated to commence in 2015.

About NASH/NAFLD
NAFLD occurs worldwide with a similar prevalence to obesity and type 2 diabetes. In the United States, it has emerged as the most common form of liver disease with population-based studies estimating prevalence as high as 30% of the general population. In children aged 2-19 years, the prevalence is approximately 10%. NAFLD includes a spectrum of liver disease ranging from simple steatosis (fat deposition) to necrosis and inflammation characteristic of NASH. The prevalence of NASH in the United States is approximately 15%. Patients with NASH have an increased risk for disease progression to liver fibrosis (scarring) and irreversible liver damage (cirrhosis). Up to 50% of patients with NASH will develop progressive fibrosis over a 4-6 year period with up to 25% progressing to cirrhosis. NASH cirrhosis is now the third most common cause of liver transplantation in the United States. It is associated with an increased risk of hepatocellular carcinoma and mortality in patients awaiting liver transplant and can also recur post-transplant.

About Islet Sciences
Islet Sciences, Inc., a biopharmaceutical company based in Raleigh, NC, is developing new medicines and technologies for the treatment of metabolic disease. In addition to remogliflozin, the Company’s pipeline includes immune-modulating small molecule IL-12 antagonists targeting beta-cell preservation and inflammation, a cell-based transplantation therapy for insulin-dependent diabetes, and a PCR-based molecular diagnostic measuring beta-cell loss for the diagnosis of type 1 diabetes or onset of insulin-dependent type 2 diabetes. For more information, please visit http://www.isletsciences.com.

Forward-Looking Statements
This press release contains forward-looking statements.  Forward-looking statements reflect current expectations as of the date of this press release and involve certain risks and uncertainties.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, and such forward-looking statements are not predictions of future events.  Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the Company’s ability to raise the minimum $10 million of funding required by the license agreement, the failure of the license agreement to become effective by May 31, 2015, the Company’s ability to develop and commercialize remogliflozin, and the other risks described in Islet Science, Inc.'s reports filed with the Securities and Exchange Commission.  The development and commercialization of remogliflozin is highly dependent on future medical and research developments and market acceptance, which are outside of Islet’s and BHV’s control.

Contact:
Steve Delmar, Chief Financial Officer
Islet Sciences, Inc.
6601 Six Forks Rd, Suite 140
Raleigh, NC 27615
919.480.1518
info@isletsciences.com